Exhibit 99.1


   Cherokee International Reports First Quarter 2004 Revenue Growth
                  of 75% over Prior Year's Quarter;
       Net Income Increases to $2.2 Million or $0.20 per Share

    TUSTIN, Calif.--(BUSINESS WIRE)--April 27, 2004--Cherokee International Corporation (Nasdaq:CHRK), a leading provider of custom-designed power supplies, today announced its financial results for the quarter ended March 31, 2004.
    Net sales for the first quarter of 2004 increased 75% to $36.8 million, compared to $21.0 million for the same quarter in 2003. Net income for the first quarter of 2004 grew by $5.5 million to $2.2 million, or $0.20 per diluted share, when compared to a net loss of $3.3 million, or $1.61 per diluted share, for the first quarter a year ago.
    First quarter sales reflected strength across a broad base of customers and end markets. Net sales for the quarter grew 11% over the fourth quarter of 2003, marking the Company's fourth consecutive sequential increase in quarterly sales.
    "Our strategy at Cherokee is to take a leadership position in custom-designed, mid to high-end, mission critical power supply applications in four vertical markets: datacom, telecom, industrial and medical," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "Cherokee's strong results for this quarter, our first quarter as a public company, are a confirmation that the customer-focused business strategy implemented two and a half years ago has continued to gain momentum.
    "Our significant sales growth this quarter reflects our sales and marketing efforts to broaden our customer base and expand our penetration at existing customers," continued Frank. "The increased emphasis on sales and marketing, combined with Cherokee's strong engineering and manufacturing capabilities, has contributed to new customers, increased programs and record new design wins, helping to increase our market share."
    For the first quarter of 2004, gross profit increased by 147% to $11.9 million compared to $4.8 million in the first quarter of 2003. Gross margin was 32.4% for the first quarter of 2004, up from 22.9% for the first quarter of last year.
    Operating income for the first quarter of 2004 increased to $5.7 million, equal to 15.4% of sales, compared to breakeven operating results a year ago.
    Van Holland, Cherokee's Chief Financial Officer, stated, "As we grow our revenues, we continue to keep our focus on costs and efficiencies to realize the operating leverage we have in our business. This was exemplified during the first quarter by further improvement in our gross and operating margins."
    During the quarter, Cherokee completed its initial public offering. The net proceeds from this offering were primarily used to improve the balance sheet by repaying approximately $74 million of outstanding indebtedness.

    Outlook

    Looking ahead, the Company anticipates net sales for the second quarter of 2004 to increase over the first quarter of 2004 in the mid single digit percentage range. Gross margin for the second quarter is expected to show modest improvement over the first quarter of 2004.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss the quarter in more detail.
    This conference call will be webcast live and can be accessed from the investor relations section on Cherokee's website at www.cherokeepwr.com or at www.fulldisclosure.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
    Investors who prefer to dial into the conference may call 800-299-7089 or 617-801-9714 for International callers. The passcode for both is 5769 7784. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-286-8010, and 617-801-6888 for International callers. Passcode for the telephone replay is 9423 8411. The telephone replay will be available through May 4, 2004.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release, including those relating to our outlook for the second quarter of 2004, are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) general economic conditions; (2) our dependence on a small group of customers; (3) technological change in the electronic equipment industries; (4) competition; (5) risks of operating internationally; and (6) other factors from time to time detailed in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading "Risk Factors" in our Registration Statement on Form S-1 relating to our initial public offering. We will not update forward-looking statements even though our situation may change in the future.



                  CHEROKEE INTERNATIONAL CORPORATION
            Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                     2004       2003
                                                     ----       ----
Net sales                                          $36,832    $21,041
Cost of sales                                       24,909     16,220
 Gross profit                                       11,923      4,821
Operating expenses:
 Engineering and development                         2,331      2,039
 Selling and marketing                               1,830      1,158
 General and administrative                          2,087      1,633
   Total operating expenses                          6,248      4,830
 Operating income (loss)                             5,675         (9)

Interest expense                                    (3,081)    (4,088)
Other income (expense), net                             (3)       796
Income (loss) before income taxes                    2,591     (3,301)
 Provision for income taxes                            431         29
 Net income (loss)                                  $2,160    $(3,330)

Income (loss) per share:
 Basic                                               $0.23     $(1.61)
 Diluted                                             $0.20     $(1.61)
Weighted average shares outstanding:
 Basic                                               9,299      2,073
 Diluted                                            15,931      2,073


                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                                  March 31,   Dec. 31,
                                                    2004        2003
                                                    ----        ----
ASSETS
Current Assets:
Cash and short-term investments                    $20,162     $4,978
Accounts receivable, net                            24,065     25,579
Inventories                                         24,111     24,932
Prepaid expenses and other current assets            3,120      1,842
   Total current assets                             71,458     57,331
Property and equipment, net                         12,856     12,781
Goodwill and other assets, net                       7,135      7,103

                                                   $91,449    $77,215

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities           $28,879    $29,163
Revolving lines of credit                               --      6,132
Current portion of long-term debt                       --      2,562
Current portion of capital lease obligations           528        848
   Total current liabilities                        29,407     38,705
Long-term debt, net of current portion              46,630    162,893
Other long-term obligations                          3,666      5,585
Stockholders' equity (deficit)                      11,746   (129,968)

                                                   $91,449    $77,215

    CONTACT: Cherokee International
             Van Holland (CFO), 714-508-2043
             van@cherokeellc.com
             or
             Investor Relations: 714-508-2088